Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Canopy Growth Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value (2)	Rule 457(o) (1)	—	—	$200,000,000	0.00015310	$30,620
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$200,000,000		$30,620
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$30,620

(1)	In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the Registrant initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-279949), filed on June 5, 2024.

(2)	Pursuant to the Registrant’s Articles of Incorporation, as amended, each Common Share may at any time, at the option of the holder, be converted into one non-voting and non-participating exchangeable share of the Registrant (each, an ”Exchangeable Share”), and each Exchangeable Share may at any time, at the option of the holder, be converted for one Common Share.